EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
November 16, 2010		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

United Bancorp Announces Plans to
Commence Public Offering of Common Stock

ANN ARBOR, MI, November 16, 2010 - United Bancorp, Inc. (UBMI) announced today that it plans to commence its previously announced public offering of 5,000,000 shares of common stock, subject to adjustment. No determination has been made on the offering price per share or the final number of shares that will be offered. These and other terms of the offering will be determined at a later date.

The Company intends to use a portion of the net proceeds of the offering to contribute to the capital of United Bank & Trust to increase the bank's capital and regulatory capital ratios to levels sufficient to comply with regulatory requirements and for general corporate purposes, including funding organic loan growth and long-term strategic opportunities.

Sandler O'Neill + Partners, L.P. is the sole book-runner for the offering. To obtain a copy of a written prospectus for the offering, please contact Sandler O'Neill & Partners, Attention: Syndicate Department, 919 Third Avenue, New York, New York 10022, or toll free at (866) 805-4128.

This press release does not constitute an offer of any securities for sale. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

About United Bancorp, Inc.

United Bancorp, Inc. is a bank holding company that is the parent company for United Bank & Trust. United Bank & Trust has headquarters in Ann Arbor, Michigan, operates sixteen banking offices in Lenawee, Washtenaw and Monroe counties, and maintains an active wealth management group that serves the Company's market area.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, and current expectations. Forward-looking statements are identifiable by words or phrases such as "plans," "will," "intends," "later date," and similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Our ability to successfully complete an offering on favorable terms, raise capital necessary to solidify our capital position, satisfy regulatory requirements, achieve long-term strategic goals, build shareholder value, and provide an effective capability for constituents to invest is subject to conditions which are in part beyond our control and is not assured.